UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): December 16, 2010

000-15701

(Commission file number)

NATURAL ALTERNATIVES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1007839
(State of incorporation)	(IRS Employer Identification No.)

1185 Linda Vista Drive San Marcos, California 92078	(760) 744-7340
(Address of principal executive offices)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2010, Natural Alternatives International, Inc., a Delaware corporation (“NAI”), executed a new Credit Agreement (“Credit Agreement”) with Wells Fargo Bank, National Association (“Lender”). The Credit Agreement replaces the existing credit facility between NAI and Lender and provides NAI with a line of credit of up to $5,000,000. The line of credit may be used to finance working capital requirements. In consideration for granting the line of credit, NAI paid Lender a commitment fee of $12,500 and must pay Lender an additional commitment fee of $12,500 on or before December 1, 2011. There are no amounts currently drawn under the line of credit.

Under the terms of the Credit Agreement, borrowings are subject to eligibility requirements including maintaining (i) net income after taxes of not less than $750,000 on a trailing four quarter basis as of the end of each calendar quarter beginning with the four quarter period ending December 31, 2010; and (ii) a ratio of total liabilities to tangible net worth of not greater than 1.25 to 1.0 at any time. Any amounts outstanding under the line of credit will bear interest at a fixed or fluctuating interest rate as elected by NAI from time to time; provided, however, that if the outstanding principal amount is less than $100,000 such amount shall bear interest at the then applicable fluctuating rate of interest. If elected, the fluctuating rate per annum would be equal to 2.75% above the daily one month LIBOR rate as in effect from time to time. If a fixed rate is elected, it would equal a per annum rate of 2.50% above the LIBOR rate in effect on the first day of the applicable fixed rate term. Any amounts outstanding under the line of credit must be paid in full on or before November 1, 2012; provided, however, that NAI must maintain a zero balance on advances under the line of credit for a period of at least 30 consecutive days during each fiscal year. Amounts outstanding that are subject to a fluctuating interest rate may be prepaid at any time without penalty. Amounts outstanding that are subject to a fixed interest rate may be prepaid at any time in minimum amounts of $100,000, subject to a prepayment fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which the then applicable fixed rate term matures.

The obligations of NAI to Lender under the Credit Agreement are secured by NAI’s accounts receivable and other rights to payment, general intangibles, inventory, equipment and fixtures.

In addition, Lender has extended the maturity date on the foreign exchange facility from November 1, 2010 to November 1, 2012.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the Credit Agreement attached hereto as Exhibit 10.1, and the Revolving Line of Credit Note attached hereto as Exhibit 10.2, each of which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Upon the execution of the Credit Agreement described in Item 1.01 above, NAI’s credit agreement with Lender dated as of May 1, 2004, as amended, which provided NAI with a line of credit of up to $7,500,000, was terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement by and between NAI and Lender effective as of December 1, 2010.

10.2	Revolving Line of Credit Note made by NAI for the benefit of Lender dated December 1, 2010 in the amount of $5,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Alternatives International, Inc.

Date: December 22, 2010	By:	/s/ KEN WOLF
Ken Wolf
Chief Financial Officer